Exhibit 10.1

EXECUTION COPY

SERVICING RIGHTS PURCHASE

AND TRANSFER AGREEMENT

among

BANCO POPULAR DE PUERTO RICO

Purchaser

and

R&G MORTGAGE CORP.

Seller

and

R&G FINANCIAL CORPORATION

Guarantor

Dated as of September 16, 2008

i

ii

SERVICING RIGHTS PURCHASE AND TRANSFER AGREEMENT

This SERVICING RIGHTS PURCHASE AND TRANSFER AGREEMENT (this “Agreement”) is made as of September 16, 2008, and is executed by and among R&G MORTGAGE CORP., a Puerto Rico corporation (the “Seller”), R&G FINANCIAL CORPORATION, a Puerto Rico corporation (the “Guarantor”), and BANCO POPULAR DE PUERTO RICO, a Puerto Rico banking corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller currently acts as “Servicer” under each of the Third Party Servicing Agreements (as defined herein) and, in that capacity, services the residential mortgage loans on property located in the Commonwealth of Puerto Rico under the Third Party Servicing Agreements (all such mortgage loans are collectively referred to in these recitals as the “Mortgage Loans”);

WHEREAS, the Seller owns all Servicing Rights (as defined herein) with respect to the Mortgage Loans, subject to the terms of the Third Party Servicing Agreements;

WHEREAS, the Seller desires to sell and transfer the Servicing Rights, and the Purchaser desires to be appointed as the “Servicer” under the Third Party Servicing Agreements and to acquire, free and clear of all liens, claims, encumbrances, defenses, and rights of set-off and recoupment, and otherwise in accordance with the terms and conditions of this Agreement, and assume the Servicing Rights and related obligations to the extent hereinafter provided and following such transfer, the Purchaser shall be obligated to service the Mortgage Loans in accordance with the terms and conditions of the Third Party Servicing Agreements;

WHEREAS, the Seller has made certain Advances and Unrecovered Advances (as defined herein) and the Seller desires to sell, and the Purchaser desires to purchase, free and clear of all liens, claims, encumbrances, defenses, and rights of set-off and recoupment, and otherwise in accordance with the terms and conditions of this Agreement, the Advance Receivables (as defined herein);

WHEREAS, the Parties acknowledge that, pursuant to this Agreement, the Purchaser will assume any and all obligations of Seller under the applicable Third Party Servicing Agreement and the Investor Guidelines, subject to the Seller’s covenants hereunder, including Seller’s covenants to reimburse and indemnify the Purchaser as set forth in this Agreement; and

WHEREAS, the Seller is a wholly owned subsidiary of the Guarantor and in consideration of the transactions contemplated under this Agreement, Guarantor has agreed to jointly and irrevocably guarantee the obligations of Seller pursuant to this Agreement to the extent set forth in Article VII of this Agreement.

AGREEMENT

In consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller, the Purchaser and the Guarantor agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Definitions; General Interpretation Principles.

(a) Unless otherwise defined elsewhere in this Agreement, whenever used in this Agreement, the following words and phrases shall have the following meanings specified in this Article:

(1) “Accepted Practices”: With respect to any Mortgage Loan and the Servicing Rights, procedures (including collection procedures) that (i) comply with applicable federal and Commonwealth law and (ii) are in accordance with the practices of prudent mortgage banking institutions which service mortgage loans of the same type as the Mortgage Loans in the Commonwealth.

(2) “Advance”: Any Delinquency Advance or Servicing Advance.

(3) “Advance Receivables”: With respect to each Mortgage Loan, the related contract rights under the related Third Party Servicing Agreements to be reimbursed for Advances made by the Seller as servicer thereunder (to the extent not previously reimbursed for such Advances), including, without limitation, any Unrecovered Advances.

(4) “Agreement”: This Servicing Rights Purchase and Transfer Agreement, including all schedules, exhibits and supplements hereto and amendments hereof.

(5) “Ancillary Income”: All release fees, late payment charges, assumption fees, insufficient fund charges, pay-off fees, commissions and administrative fees on insurance, float and other similar fees collected from or assessed against the Borrower in accordance with the terms of the applicable Third Party Servicing Agreement, but excluding any fees on insurance due to R-G Insurance Corporation.

(6) “Anti-Money Laundering Laws”: Has the meaning ascribed to it in Section 3.01(ee) hereof.

(7) “Assignment Agreement”: An assignment, conveyance and transfer of servicing agreement, executed by the Seller, substantially in the form attached hereto as Exhibit A, including an assignment, notice of transfer, endorsement or equivalent instrument, sufficient under the laws of the Commonwealth to transfer the Servicing Rights, including the respective Mortgage and the Mortgage Note, to the extent such transfer may be required by the applicable Investor Guidelines.

(8) Reserved.

(9) “Borrower”: The individual(s) obligated to repay a Mortgage Loan.

(10) “Business Day”: A day of the week other than (a) Saturday or Sunday or (b) a day on which banking institutions in the Commonwealth are authorized or permitted under applicable law to be closed.

(11) “Buy-Down Funds”: The remaining amount of funds collected at the closing of a Mortgage Loan to cover a portion of the Mortgage Payment for a stated term.

(12) “Closing Date”: Has the meaning set forth in Section 2.05 of this Agreement.

(13) Reserved.

(14) “Collection Clearing Account”: An account or accounts maintained by the Seller for the deposit of principal and interest payments or for the deposit of property tax and insurance payments, all as received in respect of one or more Mortgage Loans in accordance with the related Third Party Servicing Agreement, whether designated as a principal and interest account, a property tax and insurance account, a collection account, a custodial account, or otherwise.

(15) “Commonwealth”: The Commonwealth of Puerto Rico.

(16) “Custodial File”: With respect to an individual Mortgage Loan, the Mortgage Loan Documents required to be held by a Custodian pursuant to the terms of the related Third Party Servicing Agreement or a separate custodial agreement.

(17) “Custodian”: An entity, which may be the Purchaser, acting as Mortgage Loan Document custodian pursuant to the terms of the related Third Party Servicing Agreement to the extent listed in Schedule 1.01(a)(17) attached hereto.

(18) “Data Elements”: The information with respect to the Mortgage Loans for each of the fields listed in Schedule 1.01(a)(18) attached hereto.

(19) “Delinquency Advance”: Any amount advanced in accordance with the terms of a Third Party Servicing Agreement in connection with delinquent Monthly Payments and reimbursable in accordance with the related Servicing Requirements.

(20) “Delinquent Mortgage Loan”: A Mortgage Loan in a Pool that becomes delinquent in the Monthly Payment.

(21) “Derivative Obligation”: Financial obligation based upon or derived from another financial obligation pursuant to the Third Party Servicing Agreements, including but not limited to options, swaps, interests only strips and similar instruments or obligations.

(22) “Distribution Account”: A distribution or similar account as provided in the related Third Party Servicing Agreements.

(23) “EDP”: Electronic data processing.

(24) Reserved.

(25) Reserved.

(26) Reserved.

(27) Reserved.

(28) “Escrow Account”: Each segregated account maintained by the Seller pursuant to the terms of a Third Party Servicing Agreement established for the deposit of Escrow Payments received in respect of one or more Mortgage Loans in accordance with the related Servicing Requirements.

(29) “Escrow Agreement”: An agreement substantially in the form of Exhibit B.

(30) “Escrow Payments”: The amounts being held for payment of taxes, hazard insurance premiums and other payments that have been escrowed by the Borrower with the related mortgagee pursuant to any Mortgage Loan.

(31) “Excluded Mortgage Loans”: Any mortgage loan that (i) is a Foreclosed Loan; (ii) as of the Closing Date the Monthly Payments of principal or interest thereon receives a subsidy pursuant to Act No. 124 of December 10 of 1993, as amended, and (x) such subsidy is not being currently paid by the trustee acting as such pursuant to the terms of the applicable trust agreement, or (y) the subsidy has been suspended without the consent of the Puerto Rico Housing Finance Authority; (iii) as of the Closing Date, Seller’s obligation to indemnify, repurchase or substitute has been triggered, in accordance with the applicable Third Party Servicing Agreement and/or Investor Guidelines (whether or not the Investor has demanded the indemnity, substitution or repurchase thereof by Seller), and that has not been repurchased or substituted by Seller or in respect of which Seller has not indemnified the Investor, except for the Tagged Loans; (iv) as of the Closing Date does not comply with any required insurance, guaranty or similar coverage under the applicable Third Party Servicing Agreement and does not qualify for obtaining such insurance, guaranty or similar coverage in accordance with Accepted Practices and applicable Investor Guidelines; (v) is subject to an adjustable interest rate or any similar variable interest rate (also known as “ARMs”); or (vi) is listed in Schedule 1.01(a)(82) and Seller becomes obligated to repurchase during the period between the date of this Agreement and the Closing Date.

(32) “Executive Order”: Has the meaning ascribed to it in Section 3.01(ee) hereof.

(33) “FHA”: The Federal Housing Administration or any successor.

(34) “FHLMC”: The Federal Home Loan Mortgage Corporation or any successor.

(35) “Final Advance Receivable Schedule”: The final Advance Receivable schedule to be delivered by Seller to Purchaser three (3) Business Days after the Closing Date, as provided in the Servicing Transfer Procedures, reflecting the amount of each Advance Receivable as of the Closing Date. Said schedule shall reflect the application of all Borrower payments received in the Collection Clearing Account and any related lock-box account prior to the Closing Date.

(36) “Final Order”: An order of any court with jurisdiction over the Seller (i) as to which the time to appeal or move to reconsider or modify such order shall have expired and as to which no appeal or motion to reconsider or modify such order, shall then be pending, or (ii) if an appeal or motion to reconsider or modify such order shall have been filed or sought, either (A) no stay of the order shall be in effect or (B) if such a stay shall have been granted, then (1) the stay shall have been dissolved or (2) if an appeal has been filed, a final order of the court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible.

(37) “Foreclosed Loan”: A mortgage loan included in a Pool which has been foreclosed prior to the Servicing Transfer Date.

(38) “GAAP”: United States generally accepted accounting principles established by the Financial Accounting Standards Board as in effect from time to time.

(39) “GNMA”: The Government National Mortgage Association or any successor.

(40) “Governmental Authority”: Any entity, authority or body exercising, under applicable laws, any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the Commonwealth, of the United States of America, or of any political subdivision, court or tribunal of any thereof.

(41) “Guarantor”: R&G Financial Corporation, a Puerto Rico corporation and parent company of the Seller.

(42) “Holdback Amount”: Has the meaning ascribed to it in Section 2.02(a)(3) hereof.

(43) “Insurance Policy”: With respect to a Mortgage Loan, all of the Seller’s right, title and interest under any of the hazard insurance, title insurance and credit life insurance policies and certificates related to such Mortgage Loan. References in this Agreement to hazard insurance shall be construed to include flood insurance to the extent that flood insurance is required of a Mortgage Loan pursuant to the Servicing Requirements.

(44) “Investor”: With respect to a Mortgage Loan, the Person that holds title or is the beneficial owner of the Mortgage Loan subject to the Servicing Rights, which may include FHLMC and GNMA, as applicable. The Investor for each Mortgage Loan in a Pool shall be identified in the Mortgage Loan Schedule.

(45) “Investor Guidelines”: As applicable to a particular Mortgage Loan, the rules and regulations set forth by an Investor, as outlined in their respective selling and servicing guides, Third Party Servicing Agreement or other published or written rules and regulations, as amended from time to time, including project guidelines, setting forth the manner in which a Mortgage Loan shall be originated, underwritten, sold and/or serviced.

(46) “Litigation”: A legal action (i) in foreclosure of a Mortgage Loan, or for a deficiency thereunder, in which the sale of the mortgaged property in foreclosure has been delayed by reason of the defense of such action by the Borrower, or any other action commenced or pending in court, which involves the Mortgage Loan (excluding class actions) and in which a court determines that there has been a material adverse effect on the Borrower’s obligation to make payments under the Mortgage Loan or the enforceability or priority of the Mortgage or results in a material increase in the cost to service the Mortgage Loan, in each case based on an action or omission of the Seller, or (ii) identified in Schedule 5.11(a).

(47) “Losses”: Individually or collectively, any and all actual or direct losses, liabilities, damages, interest, penalties, fines, expenses, and other costs and expenses (including costs, expenses, legal fees and disbursements incurred in the legal defense of a claim), to which a party shall have a right to be indemnified hereunder.

(48) “Material Adverse Effect”: An event, circumstance, development, occurrence, change or effect that would reasonably be expected to, individually or in the aggregate, materially adversely affect (i) the ability of the Seller to perform its obligations hereunder, (ii) the Purchaser’s ability to exercise the Servicing Rights in connection with the Mortgage Loans, (iii) the Purchaser’s obtaining the benefit of the Servicing Rights acquired hereunder, in the Purchaser’s reasonable judgment, or (iv) the condition, financial or otherwise, of the Servicing Rights or the Mortgage Loans.

(49) “Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan.

(50) “Mortgage”: With respect to each Mortgage Loan, the deed of mortgage or other security instrument creating a first or second lien on fee simple real property securing the payment of a Mortgage Note.

(51) “Mortgage File”: With respect to a particular Mortgage Loan, the file containing the related Mortgage Loan Documents, which shall be deemed to include the Mortgage Loan Documents Seller may deliver in electronic form.

(52) “Mortgage Insurance”: The mortgage insurance policies issued by the Mortgage Insurance Providers pertaining to certain of the Mortgage Loans.

(53) “Mortgage Insurance Providers”: Collectively, Mortgage Guaranty Insurance Company and any other provider of Mortgage Insurance, and their successors and assigns.

(54) “Mortgage Insurance Provider Consents”: As to the applicable Mortgage Loans, a letter from each of the Mortgage Insurance Providers consenting to the transfer of Servicing Rights as to those Mortgage Loans, if required by the terms of the Mortgage Insurance.

(55) “Mortgage Interest Rate”: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

(56) “Mortgage Loan”: An individual mortgage loan which is subject to this Agreement and a Third Party Servicing Agreement and identified on the Mortgage Loan Schedule; provided, however, that the Excluded Mortgage Loans included in any Pool shall not be subject to this Agreement and, thus no such loan shall be included in the Mortgage Loan Schedule. Any Excluded Mortgage Loan included in the Mortgage Loan Schedule shall be deemed deleted for purposes of this Agreement, except to the extent of Seller’s obligations hereunder as to such Excluded Mortgage Loans.

(57) “Mortgage Loan Documents”: All documents which are normally required by the Investors or delivered in connection with a Mortgage Loan in accordance with the Investor Guidelines or any applicable law or regulation, including, without limitation, the following documents pertaining to each Mortgage Loan, which shall be delivered in original form, in those cases where Seller is the custodian of such documents for the Investor, and copies thereof in all other cases (and which may be delivered in electronic form in the case of items g. through i.):

a. the Mortgage Note (or a lost note affidavit, if applicable), including all riders thereto, bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee, via original signature, if previously endorsed, signed in the name of the last endorsee by a duly qualified officer of the last endorsee. If the Mortgage Loan was acquired by the last endorsee in a merger, the endorsement must be by “[name of last endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by “[name of last endorsee], formerly known as [previous name]”;

b. a guaranty executed in connection with the Mortgage Note, if any;

c. if the Mortgage has been recorded with the Puerto Rico Property Registry, a recorded certified copy of the deed of Mortgage, bearing the recordation certification signed by a Registrar of the Property of the Puerto Rico Registry, provided that the same is available or, if the Mortgage has been presented for recording but is still pending recordation or a certified copy of the deed of Mortgage, as described above, is not available, a simple copy of the deed of Mortgage, with an original or copy of the presentation minute or presentation slip evidencing presentation of the Mortgage before the appropriate section of the Puerto Rico Property Registry duly stamped or any other evidence of filing thereof (and the Seller shall deliver the certified copy of the recorded Mortgage bearing the recording certification signed by the Registrar of the Property Registry promptly upon its availability);

d. all assumptions, modification, written assurance, substitution, consolidation or extension agreements, with evidence of recording thereon, if required by Accepted Practices;

e. if the Mortgage Note, the Mortgage, or any other related document has been signed by a Person on behalf of the Mortgagor, the power of attorney or other instrument that authorized and empowered such Person to sign;

f. the mortgagee title insurance policy or, if the mortgagee title insurance policy has not been issued, the irrevocable commitment to issue the same;

g. the hazard insurance policy and the flood insurance policy, as applicable, or, if the hazard insurance policy and the flood insurance policy have not been issued, the irrevocable commitment to issue the same;

h. the Mortgage Insurance certificates, as applicable; and

i. the property appraisal with pictures issued in connection with the Mortgage Loan.

(58) “Mortgage Loan Schedule”: The schedule of Mortgage Loans arranged by Pool, which schedule shall set forth, as of the Closing Date, each of the Data Elements, which shall be delivered by Seller to Purchaser not later than three (3) Business Days after the Closing Date.

(59) “Mortgage Note”: The original executed negotiable note of a Borrower secured by a Mortgage.

(60) “Mortgaged Property”: The underlying real property located in the Commonwealth securing repayment of a Mortgage Note.

(61) “OFAC Regulations”: Has the meaning ascribed to it in Section 3.01(ee) hereof.

(62) “Person”: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government agency or political subdivision thereof.

(63) “Pool”: With respect to a Third Party Servicing Agreement, all of the Mortgage Loans subject to such Third Party Servicing Agreement.

(64) Reserved.

(65) “Preliminary Mortgage Loan Schedule”: The Mortgage Loan Schedule to be delivered by Seller to Purchaser not fewer than five (5) Business Days prior to Closing, setting forth the Data Elements.

(66) “Prepayment Penalty”: With respect to each Mortgage Loan, if applicable, the penalty or premium to be paid by the related Borrower if such Borrower prepays, either in whole or part, such Mortgage Loan, as provided in the related Mortgage or Mortgage Note.

(67) “Pricing Percentage”: A percentage equal to sixty-five basis points (0.65%).

(68) “Purchase Price”: The amount payable by Purchaser to the Seller as consideration for the transfer of the Servicing Rights, as provided in Section 2.02 of this Agreement.

(69) “Purchaser”: Banco Popular de Puerto Rico, a Puerto Rico banking corporation, and its successors in interest.

(70) “Recourse Obligation”: The obligation to repurchase or to indemnify an Investor in connection with any Mortgage Loan pursuant to the terms of a Third Party Servicing Agreement as a result of such Mortgage Loan becoming a Delinquent Mortgage Loan, which would entitle the Investor to demand the repurchase of or indemnity in connection with such Mortgage Loan. The fact that any of the Mortgage Loans may have been classified by an Investor as “non-recourse” because of the existence of any pool insurance policy shall not, for purposes of this Agreement, remove any obligation related to such Mortgage Loan from the definition of Recourse Obligation. The Mortgage Loans subject to Recourse Obligations are set forth in Schedule 1.01(a)(70), which will be delivered on the date of this Agreement and updated as of the Closing Date.

(71) “Recourse Obligation Reimbursement Rights”: The right of Purchaser pursuant to Section 5.01(b) of this Agreement to be reimbursed from having been required to repurchase or indemnify the Investor.

(72) “Reimbursement Amount”: With respect to a Mortgage Loan referred to in Section 2.02(e), an amount equal to the Pricing Percentage multiplied by the outstanding principal balance of such loan as of the date specified in Section 2.02(e).

(73) “Remittance Date”: With respect to each Third Party Servicing Agreement, the date each month on which the servicer is required pursuant to such Third Party Servicing Agreement to direct the deposit of monthly collections and related amounts with respect to the Mortgage Loans from the related Collection Clearing Account into the related Distribution Account, in each case held in the name of the related Investor.

(74) “RESPA”: The Real Estate Settlement Procedures Act, as amended from time to time.

(75) “Seller”: R&G Mortgage Corp., a Puerto Rico corporation, and its successors in interest.

(76) “Servicing Advances”: Any amounts advanced, other than Delinquency Advances, in accordance with the terms of a Third Party Servicing Agreement in connection with the payment of taxes, insurance, protective expenses or otherwise made with respect to a Mortgage Loan and reimbursable in accordance with the related Servicing Requirements or Investor Guidelines.

(77) “Servicing Fee”: With respect to each Mortgage Loan, the monthly servicing fee payable to the Seller, and to be payable to the Purchaser, under the Third Party Servicing Agreement related to such Mortgage Loan, as consideration for servicing the Mortgage Loan, which fee is specified on the Mortgage Loan Schedule and in the related Third Party Servicing Agreement.

(78) “Servicing Requirements”: With respect to each Mortgage Loan, the applicable provisions of the related Third Party Servicing Agreement with respect to the servicing, control and administration of such Mortgage Loan.

(79) “Servicing Rights”: All of the Seller’s rights, title and interest in and to the servicing of the Mortgage Loans, and all rights and obligations under each applicable Third Party Servicing Agreement or Investor Guideline, including all rights to receive or retain amounts in respect of Servicing Fees, Ancillary Income, reimbursement for Advances, Advance Receivables or other expenses and costs, and investment earnings or other benefits from positive account balances, together with all Collection Clearing Account balances, Escrow Account balances, Distribution Account balances, Buy-Down Funds, the Mortgage Files, contract rights, incidental income and benefits to the extent payable to the Seller, and exclusive rights to possession and use of servicing files, servicing documents, servicing records, data tapes, computer records and other information directly or indirectly related thereto, including, without limitation, Insurance Policies, all as provided under the Third Party Servicing Agreements; and including all other rights pertaining to the past, present or prospective servicing of the Mortgage Loans, subject in each case to any applicable Investor Guideline; all custodial rights of Seller to service the Escrow Payments, Escrow Accounts, Custodial File, and any custodial account, or any accounts and payments with respect to the Mortgage Loans, or the Mortgaged Property, including the rights to retain any interest income thereon and earnings relating thereto in accordance with applicable law; and all rights, power and privileges, incidental to the foregoing.

(80) “Servicing Transfer Date”: Effective as of 12:01 a.m. of the day immediately following the applicable Closing Date.

(81) “Servicing Transfer Procedures”: The servicing transfer procedures approved by the parties and attached hereto as Schedule 1.01(a)(81).

(82) “Tagged Loans”: Those Mortgage Loans listed in Schedule 1.01(a)(82) that (i) Seller was obligated to repurchase pursuant to Recourse Obligations prior to the date of this Agreement but FHLMC did not require Seller to repurchase because the Mortgage Loan ceased to satisfy the applicable repurchase criteria, (ii) are not required by FHLMC to be repurchased by Seller as of the date of this Agreement, and (iii) remain subject to repurchase pursuant to Recourse Obligations to the extent the conditions for such repurchase are satisfied after the Closing Date; provided, that those Mortgage Loans listed in Schedule 1.01(a)(82) that Seller becomes obligated to repurchase during the period between the date of this Agreement and the Closing Date shall not be classified as Tagged Loans for purposes of this Agreement. For purposes of this Agreement, Schedule 1.01(a)(82) will also identify the Tagged Loans that are subject to the holdback provision set forth in Section 2.02(a)(3). Schedule 1.01(a)(82) shall be updated as of the Closing Date.

(83) “Third Party Consents”: Written consents from third parties consenting to the transfer of the Servicing Rights from Seller to Purchaser as required pursuant to any Third Party Servicing Agreement requiring such consent in order for Purchaser to substitute Seller as servicer or for Purchaser to become successor servicer in connection with the Mortgage Loans subject to the Servicing Rights being transferred pursuant to this Agreement, including, without limitation, any consent required from an Investor as required by the applicable Investor Guideline or from any other Person.

(84) “Third Party Servicing Agreement”: The pooling and servicing agreements and sale and servicing agreements identified on Schedule 1.01(a)(84) hereto and any related agreements pursuant to which the Mortgage Loans are serviced in each case, as such agreements are amended and restated, but excluding any Derivative Obligations related thereto. The parties may mutually agree in writing to amend Schedule 1.01(a)(84) at any time prior to a Closing Date.

(85) Reserved.

(86) “Treasury Department”: The Puerto Rico Department of the Treasury.

(87) “Unacceptable Condition”: Any condition, commitment or requirement imposed in connection with any Third Party Consent in order to consummate the transaction contemplated in this Agreement that in the Purchaser’s reasonable judgment would materially adversely affect the economic bargain with respect to the related Third Party Servicing Agreement. For the avoidance of doubt, any condition or commitment imposed by an Investor in connection with a Third Party Consent that would require Purchaser to provide a guaranty from any Person or to maintain collateral as security for its Recourse Obligations under the related Third Party Servicing Agreement shall be deemed to constitute an “Unacceptable Condition” for purposes of this Agreement.

(88) “Unrecovered Advances”: Those Advances made by or on behalf of the Seller for which the Seller or any other party has not been reimbursed and for which the Seller is entitled to reimbursement pursuant to the Third Party Servicing Agreements, which have been documented in sufficient detail so as to allow the Purchaser to determine the date and nature of each such Advance, and which Advances are free and clear of any lien and were not made by the Seller through borrowings from the related Collection Clearing Account.

(b) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(2) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(3) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(4) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(5) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(6) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(7) the term “knowledge” shall mean the actual knowledge of the principal executive officers of Seller or Purchaser, as the case may be, and the officers of Seller or Purchaser primarily responsible for their servicing operations.

ARTICLE II

TRANSFER AND CONVEYANCE OF SERVICING RIGHTS

Section 2.01 Agreement to Transfer the Servicing Rights.

(a) Subject to the terms and conditions set forth in this Agreement, (i) the Seller shall transfer, assign, convey and set over to the Purchaser as of the Closing Date, the Servicing Rights and its rights to reimbursement with respect to the Advance Receivables, free and clear of all liens, claims, encumbrances, defenses and rights of set-off and reimbursement, except as provided in this Agreement, and (ii) the Purchaser shall assume the Servicing Rights, obligations and responsibility for servicing each Mortgage Loan (including all representations and warranties of Seller under the applicable Third Party Servicing Agreement or Investor Guidelines), and the Recourse Obligations accruing after the Closing Date with respect to the loans listed in Schedule 1.01(a)(70) and the Tagged Loans listed in Schedule 1.01(a)(82) in accordance with the terms of each related Third Party Servicing Agreement and Investor Guidelines. Notwithstanding the foregoing, the Purchaser is not assuming any of the Seller’s liabilities, or any of Seller’s obligations to repurchase or indemnify pursuant to the Recourse Obligations triggered prior to the Closing Date (except for the Recourse Obligations with respect to the Tagged Loans). From and after the Servicing Transfer Date, the Purchaser shall, except as otherwise provided in this Agreement, have full power and authority, acting alone, to do any and all things in connection with the servicing and administration of the Mortgage Loans that the Purchaser may deem necessary or desirable, consistent with the terms of this Agreement and the Servicing Requirements. On and after the Servicing Transfer Date, the Purchaser shall be responsible for all Advances required under the Servicing Requirements and shall fulfill the Recourse Obligations in accordance with the provisions of the Third Party Servicing Agreements.

(b) In connection with the transfer of the Servicing Rights to the Purchaser and assumption of servicing obligations by the Purchaser, the Purchaser shall be entitled to retain all Servicing Fees and Ancillary Income collected on or after the Servicing Transfer Date as servicing compensation to the extent provided in each Third Party Servicing Agreement.

Section 2.02 Purchase Price.

(a) In full consideration for the purchase and transfer of the Servicing Rights and the Advance Receivables to Purchaser, and subject to the terms and conditions of this Agreement, the Purchaser shall pay to the Seller an amount equal to the sum of (i) the Pricing Percentage multiplied by the aggregate outstanding principal balance of the Mortgage Loans as of the Closing Date as reflected in the Mortgage Loan Schedule and (ii) seventy percent (70%) of the aggregate amount of Advance Receivables as of the Closing Date as reflected on the Final Advance Receivable Schedule; provided, however, that Mortgage Loans that are one hundred and twenty (120) days or more delinquent shall not be included for purposes of the computation of the Purchase Price.

The Purchase Price will be paid as follows:

(1) Within five (5) Business Days after the Closing Date, Purchaser shall pay to Seller a sum equal to: (i) ninety five percent (95%) of the amount determined pursuant to Section 2.02(a)(i) above minus (x) the amount required to satisfy in full Seller’s repayment obligation to Purchaser under that certain Credit Agreement, dated November 26, 2003, as amended, secured by the Servicing Rights over the Mortgage Loans owned by GNMA, the retention of which shall constitute payment in full of any and all of Seller’s obligations to Purchaser thereunder, and (y) the Holdback Amount; plus (ii) the full amount determined pursuant to Section 2.02(a)(ii) above. The amounts identified in (1)(x) and (y) above shall be deducted from the Purchase Price payable at the FHLMC Closing (as defined below).

(2) The remaining balance of the Purchase Price (excluding the Holdback Amount) shall be paid on a quarterly basis to Seller, on the first Business Day of each calendar quarter (commencing on the first Business Day of the calendar quarter immediately succeeding the Servicing Transfer Date), on a pro-rata basis upon the percentage of the Mortgage Files that Purchaser has determined to be complete in all material respects in accordance with Accepted Practices; provided, that the Purchaser shall have reviewed all Mortgage Files and notified the Seller of any missing Mortgage Loan Documents no later than nine (9) months after the corresponding Servicing Transfer Date. The foregoing shall not relieve Seller of its obligation to provide Purchaser with a missing Mortgage Loan Document required to be delivered pursuant to this Agreement. For purposes of this paragraph, a Mortgage File that includes items a. through h. of the definition of Mortgage Loan Documents shall be deemed to be complete in all material respects.

(3) The Purchaser shall be entitled to retain an amount equal to fifteen percent (15%) of the unpaid principal balance as of the Closing Date of the Tagged Loans identified in Schedule 1.01(a)(82) as subject to holdback (the “Holdback Amount”). Within five (5) Business Days after the second (2nd) anniversary of the FHLMC Closing (as defined below), the Purchaser shall pay the Seller an amount, if any, equal to: (i) the Holdback Amount minus (ii) the amount of any charge-off the Purchaser is required to make pursuant to the Federal Financial Institutions Examination Council Uniform Retail Credit Classification and Account Management Policy, dated June 12, 2000 (SR letter 00-8) as may be amended from time to time, due to an indemnity related to or the repurchase of a Tagged Loan identified in Schedule 1.01(a)(82) as subject to holdback. The Purchaser’s determination regarding a charge-off as provided herein shall be conclusive and binding on the parties in the absence of manifest error. The Purchaser shall provide to the Seller reasonable documentary evidence consistent with the Purchaser’s usual business practice in documenting its determination of charge-offs under SR letter 00-8, to support any deductions made to the Holdback Amount concurrently with such payment.

(b) The amounts payable by Purchaser to Seller pursuant to Section 2.02(a)(2) shall not bear any interest, and, except as otherwise provided herein, shall not be subject to set-off, withholding or any similar reduction in respect of claims of Purchaser against Seller arising in connection with the transactions contemplated under this Agreement.

(c) The Purchase Price shall be paid by the Purchaser by wire transfer of immediately available funds to the account or accounts specified by the Seller.

(d) To the extent permitted by the applicable Third Party Servicing Agreements, the Purchaser shall be entitled to retain the full amount of any reimbursements or recoveries with respect to any Advances that are received following the Servicing Transfer Date.

(e) After the Servicing Transfer Date, Seller agrees to reimburse Purchaser, in the manner set forth in the Servicing Transfer Procedures, an amount equal to the Reimbursement Amount with respect to Mortgage Loans that are fully repaid and cancelled by the respective Borrower or Borrowers during a period of one (1) year from the Servicing Transfer Date which Mortgage Loans are replaced by mortgage loans originated by Seller as a result of Seller’s breach of Section 8.16 of this Agreement. In such case, the Reimbursement Amount shall be calculated as of the date of cancellation of such Mortgage Loan.

(f) Seller shall transfer to Purchaser, by wire transfer of immediately available funds within two (2) Business Days after the Servicing Transfer Date, the Buy-Down Funds and all account balances in the Collection Clearing Accounts, Escrow Accounts, and Distribution Accounts.

(g) In order to secure Seller’s obligations under Section 5.06 of this Agreement, the Purchaser and the Seller will enter into the Escrow Agreement. The escrow amount shall be Five Million Dollars ($5,000,000) (the “Escrow Amount”). The Escrow Agreement will terminate on November 30, 2010 and all funds remaining on deposit therein, plus interest thereon, will be disbursed to Seller; provided, however, that if there are any unresolved claims for indemnification by the Purchaser outstanding on such termination date, then the Escrow Agreement will continue in effect and funds equal to the amount of such unresolved claim for indemnification will remain in escrow until such claims are finally resolved.

Section 2.03 Conditions to Purchaser’s Obligations.

The Purchaser’s obligations to consummate its purchase of any of the Servicing Rights and any of the Advance Receivables pursuant to this Agreement and otherwise perform its obligations under this Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the date specified below or, if not specified, on or prior to each Closing Date:

(a) The Seller shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it;

(b) All of the representations and warranties of the Seller contained in Section 3.01 of this Agreement shall be true and correct in all material respects;

(c) There shall have been no Material Adverse Effect with respect to the Pool or Pools subject to purchase at the applicable Closing Date;

(d) The Purchaser shall have received in escrow, or the Purchaser’s attorneys shall have received in escrow, each of the documents specified in this Section 2.03, duly executed by all signatories other than the Purchaser, as required by the respective terms thereof;

(e) The Purchaser shall have received copies of the Third Party Consents, any Mortgage Insurance Provider Consents and all other authorizations, consents, notices (including, without limitation, notices to Custodians advising of the transfer of the Servicing Rights) and approvals required under the terms of each Third Party Servicing Agreement, each in form and substance reasonably satisfactory to the Purchaser, none of which shall be subject to an Unacceptable Condition;

(f) The Purchaser shall have received true copies of the Third Party Servicing Agreements, and any amendments and all ancillary documents related thereto, executed by all parties thereto;

(g) The Purchaser shall have received any and all other customary documents as the Purchaser shall have reasonably determined to be necessary or desirable to effectuate the intent and purposes of this Agreement and to consummate the transaction contemplated hereby;

(h) The Seller shall have settled and fulfilled any liability or obligation described in Section 4.01(a);

(i) A duly executed Escrow Agreement shall have been delivered to Purchaser;

(j) A duly executed Assignment Agreement shall have been delivered to the Purchaser;

(k) All fees (including reasonable attorneys’ fees and expenses) owed to the Custodians or any third party under the related Third Party Servicing Agreements and incurred in connection with the transactions contemplated hereunder shall have been paid as of the Servicing Transfer Date;

(l) The Seller shall have delivered to the Purchaser all powers of attorney reasonably necessary in order for the Purchaser to service the Mortgage Loans pursuant to the Third Party Servicing Agreements;

(m) The Seller shall have delivered to the Purchaser the Preliminary Mortgage Loan Schedule and the Mortgage Loan Schedule as of the dates required;

(n) The Purchaser shall have received the Final Advance Receivables Schedule.

(o) Reserved;

(p) The Purchaser shall have received certificates of corporate resolution of the Seller and Guarantor approving the execution and delivery of this Agreement;

(q) The Purchaser shall receive a certificate, signed by an executive officer of Seller, dated the Closing Date, certifying the matters set forth in (a), (b) and (c) above; and

(r) Servicing of the Mortgage Loans shall have been transferred to the Purchaser by the Seller as of the Servicing Transfer Date, in accordance with the Servicing Transfer Procedures and this Agreement.

In the event any of the conditions set forth in this Section 2.03 are not satisfactory to Purchaser in all material respects, Purchaser shall be entitled to terminate its obligations hereunder in accordance with Section 6.01.

Section 2.04 Conditions to Seller’s Obligations.

The Seller’s obligation to consummate the sale of any of the Servicing Rights and any of the Advance Receivables to the Purchaser pursuant to this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The Purchaser shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it, including payment of the Purchase Price in accordance with the terms of Section 2.02;

(b) All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects; and

(c) A duly executed Assignment Agreement shall have been delivered to the Seller.

Section 2.05 Multiple Closings. The parties agree and acknowledge that they may be unable to transfer the Servicing Rights and Advance Receivables to all Pools on a single closing date. The parties agree to consummate the purchase and sale of the Servicing Rights and the related Advance Receivables with respect to the Mortgage Loans owned by an Investor on the dates set forth below or on such other dates as the parties may mutually agree in writing (each a “Closing Date”); provided, that the first Closing Date shall not occur prior to the date that is sixty (60) days after the execution of this Agreement. The parties agree that the first Closing may only include the Mortgage Loans owned by FHLMC (the “FHLMC Closing”) if: (i) on or prior to such first Closing Date, the Seller and the Purchaser shall have received the Third Party Consent necessary to transfer the Servicing Rights of the Mortgage Loans owned by GNMA; (ii) such consent is not subject to an Unacceptable Condition; and (iii) Seller has no knowledge that such consent may be revoked or retired prior to the date scheduled for the closing of the transfer of the Servicing Rights of the Mortgage Loans owned by GNMA (the “GNMA Closing”). The FHLMC Closing shall occur on November 15, 2008, or on such date on which the conditions set forth in Section 2.03 shall be satisfied or waived (any such waiver by the party entitled to the benefit of such condition). The GNMA Closing shall take place no later than the last day of the month in which the FHLMC Closing occurs. In the event of multiple Closing Dates, the Purchase Price shall be determined as set forth in Section 2.02 of this Agreement and based on the principal amount of the Mortgage Loans and the related Advance Receivables in each Pool being sold on a Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the Closing Date:

(a) Except as set forth in Schedule 3.01(a), Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth. Except as set forth in Schedule 3.01(a), Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct its business and activities to the extent necessary to ensure its ability to service the Mortgage Loans and to perform any of its other obligations under the Third Party Servicing Agreements, this Agreement, the Escrow Agreement and the Assignment Agreement in accordance with the terms thereof.

(b) The Seller has the requisite power and authority, corporate or otherwise, to execute and deliver this Agreement, the Assignment Agreement and the Escrow Agreement and to perform all its obligations hereunder. The execution, delivery and performance of this Agreement, the Assignment Agreement and the Escrow Agreement by the Seller and consummation of the transactions contemplated by this Agreement, the Assignment Agreement and the Escrow Agreement has been duly and validly authorized by all necessary corporate or other action of Seller, and this Agreement, the Assignment Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Seller and is valid and enforceable against the Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) Except for the approvals and notices set forth in Schedule 3.01(c), no consent, approval, authorization or order of any court, governmental agency, or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement, the Assignment Agreement, the Escrow Agreement, or the consummation of the transactions contemplated hereby. Except for the Third Party

Consents, no consent or approval of, or notice to, any Person is required for the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement, the Assignment Agreement and the Escrow Agreement. None of the execution and delivery of this Agreement, the Assignment Agreement, the Escrow Agreement, the consummation of the transactions contemplated by this Agreement or compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the Third Party Servicing Agreements, the Mortgage Loans, the Servicing Rights or the properties or assets of the Seller, any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Seller or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Seller is now a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, or to the Servicing Rights.

(d) Reserved.

(e) Except as set forth in Schedule 3.01(e), the Seller has not assigned, pledged or transferred its rights in the Servicing Rights and the Seller is the sole owner and holder of the Servicing Rights and has good and marketable title to and has the right to assign, transfer and deliver the Servicing Rights as contemplated by this Agreement free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances of any kind. On the Closing Date, the Purchaser will acquire such good and marketable title to the Servicing Rights free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances. Except as set forth in Schedule 3.01(e), there are no contracts affecting the Servicing Rights to which the Purchaser is or will be bound except as specified in the Third Party Servicing Agreements and no other party has any interest in the Servicing Rights other than pursuant to the Third Party Servicing Agreements and this Agreement.

(f) The Seller is not in material default in the performance of its obligations under any Third Party Servicing Agreement or, any and all such defaults shall be waived against the Purchaser in connection with the Purchaser’s acquisition of the Servicing Rights. The Seller is in compliance with all applicable laws and regulations that are material to the servicing of the Mortgage Loans and the related Servicing Rights.

(g) Except as set forth in Schedule 3.01(g), there are no actions, claims, litigation or governmental investigations pending or, to the knowledge of the Seller, threatened, against the Seller or with respect to any Third Party Servicing Agreement, which relate to, or affect the Servicing Rights or the Seller’s right to sell, assign and transfer the Servicing Rights or which may affect Purchaser’s rights upon consummation of this transaction to the Servicing Rights (other than usual and customary claims and actions regarding individual Mortgage Loans, including without limitation, individual actions or claims, foreclosure actions (contested and uncontested), bankruptcy proceedings (including adversary proceedings), and title claims (contested and uncontested)).

(h) Subject to obtaining the Third Party Consents, the Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement, the Assignment Agreement or the Escrow Agreement. The Seller is solvent and the sale of the Servicing Rights will not cause the Seller to become insolvent. The sale of the Servicing Rights is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.

(i) The information set forth on the Mortgage Loan Schedule and other documents, instruments, schedules or electronic loan data furnished to the Purchaser by the Seller or one of its affiliates pursuant to, or prior to and in connection with, this Agreement is true and correct, accurate and complete, in all material respects as of the dates indicated thereon. The Mortgage Loan Schedule does not include any Excluded Mortgage Loan.

(j) With respect to each Mortgage Loan, all documents necessary for the servicing of the Mortgage Loans in accordance with the Servicing Requirements to be in the related Custodial File and Mortgage File are contained therein. The Mortgage Loan Documents being delivered to the Purchaser will be adequate and sufficient to properly service the Mortgage Loans in accordance with the applicable Investor Guidelines or standards set forth in the Third Party Servicing Agreements. The proceeds of each Mortgage Loan have been fully disbursed and there is no requirement for future advances to the Borrower thereunder. All costs, fees and expenses incurred in making, closing or recording such Mortgage Loan have been paid. The unpaid balances of the Mortgage Loan are as stated on Seller’s ledgers, computer printouts and records pertaining to each Mortgage Loan, and the amounts held in escrow or trust on behalf of the Borrowers on such Mortgage Loans are true and correct balances of the accounts related thereto as of the dates set forth in such records.

(k) To the Seller’s knowledge, each Mortgage Loan has been originated in compliance with all applicable Commonwealth or federal laws, regulations, and Servicing Requirements, including, without limitation, those pertaining to usury, predatory and abusive lending, truth-in-lending, real estate settlement procedures, consumer credit protection, fair credit reporting, unfair collection practices, equal credit opportunity, fair housing and disclosure or Anti-Money Laundering Laws, and, to the Seller’s knowledge, at origination all Mortgage Loan documents were in compliance with applicable laws, regulations and Servicing Requirements. The origination and servicing practices used by the Seller with respect to each Mortgage Note and Mortgage for Mortgage Loans originated by the Seller have been in material compliance with legal and customary practices of mortgage banking institutions in the Commonwealth.

(l) In servicing the Mortgage Loans, Seller has complied in all material respects with (x) Accepted Practices and (y) applicable federal and Commonwealth laws, statutes and ordinance, and any rule, regulation or order issued thereunder.

(m) The Seller has maintained any hazard insurance policy and primary mortgage insurance policy, as required under the related Mortgage Loans and Third Party Servicing Agreements.

(n) With regard to each Mortgage Loan, the accounts for items that are required to be escrowed pursuant to the terms of such Mortgage Loan are current. All property taxes and insurance premiums relating to the Mortgage Loans due on or before the Servicing Transfer Date, and for which the Seller has received a bill or invoice, or which bill or invoice is available to the Seller, has been paid.

(o) Each Third Party Servicing Agreement delivered to the Purchaser represents a true, correct and complete copy of the original as it may have been amended and restated. Each of the Third Party Servicing Agreements is in full force and effect and has not been amended, modified, or altered, except as reflected on Schedule 1.01(a)(84). Other than the Third Party Servicing Agreements, no agreement exists in which the Seller has obligations with respect to the Mortgage Loans. Except as set forth in Schedule 1.01(a)(84), there are no sub-servicers servicing any of the Mortgage Loans.

(p) The dollar amount of Advance Receivables with respect to the Mortgage Loans to be provided by the Seller to the Purchaser pursuant to this Agreement will be true and correct in all material respects as of the Closing Date.

(q) All payments received by the Seller with respect to any Mortgage Loan have been remitted and properly accounted for pursuant to the related Servicing Requirements or Investors Guidelines. No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed on the electronic loan data provided by the Seller to the Purchaser.

(r) Reserved.

(s) To the Seller’s knowledge, no Mortgage Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost,” “predatory,” “threshold” or “covered” or similar loan under any federal or Commonwealth laws or regulations (or similarly classified using different terminology under any federal or Commonwealth law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(t) All Collection Clearing Accounts, Escrow Accounts and Distribution Accounts have been and are being maintained in accordance with the Servicing Requirements or Investor Guidelines and all payments which have been received in connection with each Mortgage Loan have been duly and regularly deposited to the Collection Clearing Accounts, and all disbursements therefrom have been made, in accordance with the Servicing Requirements or Investor Guidelines and applicable laws and regulations. Except as to payments which are past due under Mortgage Notes, all escrow balances required by the Mortgage Loans and paid to the Seller for the account of the Borrowers are on deposit in the appropriate Escrow Accounts. No escrow deposits or

Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note, and except as disclosed on the Mortgage Loan Schedule, no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed.

(u) No Servicing Advances have been made by the Seller with respect to any Mortgage Loan except as set forth in Schedule 3.01(u) attached hereto. With respect to any Servicing Advance set forth in Schedule 3.01(u), each Servicing Advance is a valid and subsisting account receivable or accrued expense owed to and incurred by the vendor or other third party identified in Schedule 3.01(u), is reasonable in amount in relation to the goods or services actually provided, and was advanced in conformity with the Servicing Requirements or Investor Guidelines.

(v) All applicable documentation with respect to the servicing of the Mortgage Loans which was created by the Seller or previously delivered to the Seller has been properly and accurately completed and executed, and all such documents, and all other documents required by this Agreement to be delivered in each of the Mortgage Files are contained therein.

(w) All funds received by the Seller with respect to any Mortgage Loan, including, foreclosure proceeds, insurance proceeds, condemnation proceeds, Monthly Payments and full and partial prepayments have been or will be remitted to the owner of the Mortgage Loans and properly accounted for pursuant to the Servicing Requirements or applicable Investor Guidelines, and all such funds have been applied to reduce the principal balances of the related Mortgage Loans, or for reimbursement of repairs to the related Mortgaged Properties or as otherwise required by the Servicing Requirements or applicable Investor Guidelines. No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed on the Mortgage Loan Schedule, and no waiver, alteration or modification which would adversely affect the value of the Servicing Rights has been made to the terms or provisions of such Mortgage Loans except as disclosed on the Mortgage Loan Schedule

(x) All Mortgaged Properties are currently insured against loss or damage by fire and such other hazards in the amount required by the Servicing Requirements or applicable Investor Guidelines including but not limited to flood insurance. All premiums for such insurance due on or before the Servicing Transfer Date, and for which the Seller has received a bill or invoice, or which bill or invoice is available to the Seller, has been paid with respect to any Mortgage Loans. Except as set forth in Schedule 3.01(x), the Seller has no knowledge that such Mortgaged Properties have been affected by major structural damage or material construction defects.

(y) Each Mortgage Loan is covered by a “life of loan” flood zone service contract with nationally-recognized vendors, each of which is assignable to the Purchaser or its designee.

(z) Except as set forth in Schedule 3.01(z), the Seller has not entered into any contracts affecting the Mortgage Loans or Servicing Rights (including any sub-servicing agreements) to which the Purchaser is or will be bound or caused to exist by the Purchaser. Except as set forth in Schedule 3.01(z), none of the Mortgage Loans is subject to interest rate subsidies or other special escrow arrangements or to hold-back of any funds relating to repairs of a Mortgaged Property.

(aa) Reserved.

(bb) Except for the Recourse Obligations assumed by the Purchaser and the liabilities the Purchaser is required to assume under this Agreement, there are no accrued or contingent liabilities of Seller with respect to the Mortgage Loans or Servicing Rights or circumstances under which such accrued or contingent liabilities will arise against Purchaser with respect to occurrences prior to the Servicing Transfer Date.

(cc) No claim made under any private mortgage insurance policy with respect to a Mortgage Loan has been rejected and each such claim (if applicable) has been paid in full, except as set forth in Schedule 3.01(cc) hereto. Such Schedule shall be furnished to the Purchaser by the Seller not fewer than five (5) Business Days prior to the Closing Date and as a final Schedule on the Closing Date. With respect to any pending claims under such insurance, the Seller has provided the Purchaser copies of all correspondence relating to such claim, and the Seller has received no notice from the related insurer that such insurer intends to deny such claim.

(dd) The representations and warranties set forth on Schedule 3.01(dd) will be true and correct as of the Closing Date.

(ee) Seller has had in place policies and procedures required under the Bank Secrecy Act and its regulations including, without limitation, the USA Patriot Act of 2001, as amended (collectively, the “Anti-Money Laundering Laws”). Without limitation, while acting as servicer with respect to the Mortgage Loans, Seller has had in place an anti-money laundering compliance program as required under the Anti-Money Laundering Laws. In connection therewith, Seller has conducted the required due diligence in connection with the origination and/or servicing of the Mortgage Loans for purposes of the Anti-Money Laundering Laws, including, without limitation, with respect to the legitimacy of the Borrower and the origin of the assets used by such Borrower to purchase the Mortgage Property. Seller has maintained sufficient information to identify the Borrower for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Borrower is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ff) Reserved.

(gg) Unless provided in a Third Party Serving Agreement, Purchaser shall not acquire obligations as a custodian of the Mortgage Notes and the Mortgage Files under the applicable Third Party Servicing Agreement; provided, however, that Purchaser shall become custodian of Mortgage Notes and the Mortgage Files of Mortgage Loans only to the extent required by GNMA and FHLMC in order to be able to act as servicer of a particular Mortgage Loan.

(hh) No predatory, abusive, or deceptive lending practices, including, but not limited to, the extension of credit to a Borrower without regard for the Borrower’s ability to repay the Mortgage Loan and the extension of credit to a Borrower who has no apparent benefit to the Borrower, were employed in connection with the origination of the Mortgage Loans.

Section 3.02 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller that, as of the Closing Date:

(a) The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth. The Purchaser has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct its business and activities to the extent necessary to ensure its ability to service the Mortgage Loans and to perform any of its other obligations under the Third Party Servicing Agreements, this Agreement and the Assignment Agreement in accordance with the terms thereof

(b) The Purchaser has the requisite power and authority, corporate and otherwise, to execute and deliver this Agreement and the Assignment Agreement and to perform all its obligations hereunder. The execution, delivery and performance of this Agreement and the Assignment Agreement by the Purchaser and consummation of the transactions contemplated by this Agreement and the Assignment Agreement have been duly and validly authorized by all necessary action, and this Agreement and the Assignment Agreement have been duly and validly executed and delivered by the Purchaser and is valid and enforceable against the Purchaser in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) Except as set forth in Schedule 3.02(c), no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of, or compliance by the Purchaser with, this Agreement, the Assignment Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.02(c), none of the execution and delivery of this Agreement, the Assignment Agreement, the consummation of the transactions contemplated by this Agreement or compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the properties or assets of the Purchaser, any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Purchaser or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Purchaser is now a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, or to the Servicing Rights.

(d) The Purchaser is qualified to service the Mortgage Loans under the terms of the Third Party Servicing Agreements.

(e) The Purchaser is an approved servicer for FHLMC and GNMA for first and second lien mortgage loans and is familiar with Investor Guidelines of FHLMC and GNMA. The Purchaser has obtained or will obtain prior to the Closing Date, the necessary consent from FHLMC and GNMA to act as servicer to the Mortgage Loans owned by FHLMC and GNMA and will continue to abide by FHLMC and GNMA Investor Guidelines and any other provisions set forth by FHLMC and GNMA with regards to the servicing of the Mortgage Loans.

(f) There are no actions or proceedings pending or, to Purchaser’s knowledge, threatened with respect to Purchaser before any court, administrative agent or other tribunal (i) that might prohibit its entering into this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, or (iii) that might prohibit or have a Material Adverse Effect on the execution, delivery, validity or enforceability, or the performance by Purchaser of its obligations under, this Agreement.

ARTICLE IV

SERVICING TRANSFER PROCEDURES

Section 4.01 Servicing Transfer Date.

On the Servicing Transfer Date, the Seller shall comply with the Servicing Transfer Procedures and deliver to the Purchaser the Mortgage Files and any other Mortgage Loan Documents or servicing-related documents in the Seller’s possession for each related Mortgage Loan. With respect to the mechanics of Mortgage Loan servicing transfer, to the extent any provision of this Agreement conflicts with any provision of the Servicing Transfer Procedures, the provisions set forth in the Agreement shall control. As further described in Section 4.08, any fees and expenses incurred by or on behalf of the Seller in transferring the Mortgage Files and such other documents to the Purchaser shall be the obligation of the Seller. With respect to each Mortgage Loan, the Seller shall cause all funds in any Escrow Account, Distribution Account or Collection Clearing Account to be transferred to the Purchaser no later than the second (2nd) Business Day following the Servicing Transfer Date. Subject to the terms and conditions of this Agreement and unless another standard of effort is expressly set forth in this Agreement or in the Servicing Transfer Procedures, the parties shall cooperate in good faith with each other and use their respective commercially reasonable efforts to accomplish the transfer of the Servicing Rights in accordance with the Servicing Transfer Procedures on the Servicing Transfer Date.

In addition to any documents and files to be delivered by the Seller to the Purchaser pursuant to the Servicing Transfer Procedures, no later than the Servicing Transfer Date or such other date specified, the Seller shall deliver to the Purchaser the following items or take the following actions, as applicable:

(a) Seller shall have paid, performed or discharged all of its liabilities and obligations accruing before the Servicing Transfer Date relating to the Servicing Rights, including any repurchase and indemnity obligation pursuant to the applicable Third Party Servicing Agreement and/or Investor Guidelines, that are unpaid or unfulfilled as of such date (except for (i) the Recourse Obligations with respect to the Tagged Loans and (ii) liabilities or obligations with respect to payments to be made by a servicer on behalf of Borrowers, such as property taxes and insurance, that are not due and payable until after the Servicing Transfer Date).

(b) At least forty-five (45) days prior to the Servicing Transfer Date, the Seller shall have provided to the Purchaser records as may be reasonably requested by the Purchaser for the Purchaser to review the investor accounting status of the Mortgage Loans; such records shall include, but, shall not be limited to, the monthly Investor remittance reports for at least the previous six (6) months.

(c) The Seller shall have furnished the Purchaser with the following additional information and documents not later than the Servicing Transfer Date, except where otherwise specified:

(1) Reserved;

(2) Reserved;

(3) Trial balances and pool to investor security reconciliations for each Pool for each month for at least the last six (6) months as reasonably available and to the extent reasonably necessary to and requested by the Purchaser, through the Servicing Transfer Date;

(4) No later than fifteen (15) days after the Servicing Transfer Date, complete principal and interest, property tax, and insurance bank account analysis and reconciliations as of the Servicing Transfer Date;

(5) The loan analysis (including tax and interest statement) for each Mortgage Loan to the extent such loan analysis is reasonably necessary to and requested by the Purchaser;

(6) Foreclosure and bankruptcy files and collection records, including collection cards, default letters, demand letters, payment plans and other forbearance agreements, and property inspections for each Mortgage Loan as required by the applicable Investor Guidelines, which may be delivered in electronic format agreed to by the Seller and the Purchaser;

(7) A copy of any available Custodial File certification executed by the related Trustee or Custodian on each Pool or, if such certification is not available, a status report on a loan-by-loan basis, listing such missing documentation;

(8) Reserved;

(9) Seller shall have corrected any material errors or deficiencies in any of the Mortgage Loans or related loan documentation. This obligation will survive the Servicing Transfer Date and as such, Seller shall, after such date, at the request of Purchaser, make its best efforts and diligently pursue the correction of any material errors or deficiencies in any of the Mortgage Loans that remained in existence as of the Servicing Transfer Date. For purposes of this provision, “material” shall refer to errors or deficiencies which are required to be corrected by the Investors. Purchaser shall reasonably cooperate in good faith with Seller in connection with any such effort; and

(10) On or before the Servicing Transfer Date, Seller shall correct and fund all cash and collateral deficiencies with respect to the custodial accounts as required by the Servicing Requirements or Investors Guidelines, except to the extent such deficiencies constitute Advance Receivables.

(d) All records delivered or transferred to the Purchaser shall be clearly identified in the Seller’s loan number order. All boxes shall be sequentially labeled and contain a complete listing of Mortgage Files therein. The Seller shall provide the Purchaser a summary schedule reflecting Mortgage Files therein and exceptions thereto and the Purchaser shall sign and return one copy of the summary schedule.

(e) No later than five (5) Business Days after the Servicing Transfer Date, a copy of the Seller’s delinquency report showing the due date of the Monthly Payment and the paid-to date as of the Servicing Transfer Date.

(f) No later than five (5) Business Days after the Servicing Transfer Date, a copy of loan payment history and escrow analysis for each Mortgage Loan.

(g) No later than ten (10) Business Days after the Servicing Transfer Date, the Seller’s certification that either (1) with respect to Mortgage Loans as to which the Seller maintains escrows for such items, all Insurance Policy premiums have been paid on all Mortgaged Properties which premiums are due before the Servicing Transfer Date, as requested by the Purchaser or (2) the Seller has received no notice of delinquent premium payments.

(h) At least fifteen (15) days prior to the Servicing Transfer Date, copies of notifications prepared by the Seller, in duplicate, addressed to each of the related insurance companies requesting endorsements to the mortgagee clause to the Purchaser.

(i) Fifteen (15) days prior to the Servicing Transfer Date, a preliminary list of all related Mortgage Loans that are on an automatic clearing house program, including, loan number, withdrawal amount, withdrawal date, account number, and all other similar information; and, at Servicing Transfer Date, a final list of all related Mortgage Loans that are on an automatic clearing house program, including, loan number, withdrawal amount, withdrawal date, account number, and all other similar information, updated as of Closing Date.

(j) Reserved.

(k) On or before thirty (30) days prior to the Closing Date, (i) a list of all related Mortgage Loans with open or pending disputes, including loan number and all information in respect of such dispute, and (ii) all Litigation.

(l) Seller shall be responsible for obtaining and shall pay the cost of securing the approval and notices of the Investors (other than those approvals which relate exclusively to Purchaser), including payment of any investor fees, sub-servicer fees or transfer fees due. Seller shall diligently pursue obtaining such approvals that are required to be obtained by Seller. The Purchaser shall assist and provide the Seller with such further assistance as is necessary to obtain such approvals. In addition, Seller shall pay any costs related to (i) obtaining the release of the Mortgage File from the custodian, if any, of the Mortgage Loans, (ii) the cost of delivering the Mortgage Files to the Purchaser, and (iii) obtaining and delivering complete master file tape information and any other electronically stored information on the Mortgage Loans in the possession of Seller.

Section 4.02 Notice Letters of Transfer.

The Purchaser and the Seller shall, at the Seller’s expense, notify each Borrower of the transfer of servicing and instruct the Borrower to remit all Monthly Payments and all property tax and insurance notices to the account designated by the Purchaser after the Servicing Transfer Date within the timeframes required under, and in accordance with any applicable laws and applicable Investor Guidelines. Such letters shall be mailed on such date and be in such form as is reasonably acceptable to the Seller and the Purchaser. The Seller and the Purchaser shall exchange copies of the “hello-goodbye” letters with each other prior to mailing such letters and shall cooperate on a joint mailing program for notification to the Borrowers. The Seller shall also, at the Seller’s expense, notify any Custodian and insurance companies and/or agents, that servicing is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser after the Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall instruct such insurers to change the mortgagee clause to “[                    ], its successors and assigns” or as otherwise required under applicable Servicing Requirements. Other than the costs related to the Purchaser’s “welcome letters,” the Seller shall be responsible for the cost of preparing and delivering all notices described in this Section.

Section 4.03 Statements.

The Seller shall provide each Borrower with an annual year-end statement in accordance with the Third Party Servicing Agreements, or the Treasury Department regulations. Such statement shall reflect the status of the Mortgage Loan up to and including the Servicing Transfer Date. The Purchaser shall not have any responsibility for providing such information for the period of time the Mortgage Loan was serviced by the Seller.

Section 4.04 Payments and Notices Received By Seller After the Servicing Transfer Date.

The Seller and the Purchaser acknowledge that, from and after the Servicing Transfer Date, all funds received in connection with the Mortgage Loans, including, but not limited to, property tax, insurance, principal, interest and all other types of payments, including, without limitation, mortgage guaranty or mortgage insurance payments, insurance loss drafts and tax refunds, are to be immediately paid over to the Purchaser without offset or deduction. Except as otherwise provided in this Agreement, the Purchaser shall be entitled to the servicing fees and other servicing related income on all such payments. Any such funds received by the Seller shall be identified by the Seller’s loan numbers and shall be immediately transferred to the Purchaser at the Seller’s expense in no event later than within forty eight (48) hours after receipt thereof by Seller. In addition, the Seller shall deliver or cause to be delivered to the Purchaser, as promptly as practicable after receipt by the Seller, copies of all correspondence received from any Investor or any Borrower or otherwise relating to any Mortgage Loans. The Seller hereby covenants and agrees that it shall maintain such staff and facilities that are sufficient to perform all of such responsibilities.

Section 4.05 Service Bureau Cooperation.

The Seller will cause its service bureau and/or EDP department to cooperate with the Purchaser, and the Seller will provide a test tape, trial tape, and an accurate conversion tape containing all history maintained by the service bureau until the Servicing Transfer Date, Pool and loan information as of the Servicing Transfer Date so as to complete the conversion of all loan, Pool, and security information recorded on an EDP to EDP basis, or such other basis as may reasonably be requested by the Purchaser, including the information set forth in Section 4.01. Such tapes shall be provided to the Purchaser in accordance with Section 4.01.

Section 4.06 Treasury Department Reporting.

The Seller will provide a report satisfactory in form and content to the Purchaser to substantiate compliance with the Treasury Department regulations and requirements applicable to reporting of interest.

Section 4.07 Access to Information.

Seller shall provide Purchaser and its counsel, accountants, and other authorized representatives, reasonable access during normal business hours (or other mutually agreed times) throughout the period from the date of this Agreement to the Servicing Transfer Date to all of Seller’s files, books, and records relating to the Servicing Rights being conveyed, transferred, assigned, and delivered to Purchaser pursuant hereto upon reasonable advance notice, provided that such access shall not interfere with the operations of Seller. If the transactions contemplated by this Agreement are not consummated, Purchaser and its representatives and Affiliates shall treat all information obtained in such investigation, not otherwise in the public domain, as confidential and Purchaser shall return, or at Seller’s option, destroy all documents and information obtained from Seller in conjunction with the proposed transaction.

Section 4.08 Transfer Expenses.

Except as provided below, the Seller shall pay for all costs relating to transfer of the Servicing Rights and Advance Receivables including, without limitation, all costs of insured delivery to the Purchaser of all of the Mortgage Files, all costs in connection with preparing, obtaining and delivering the documents, consents, approvals, reports and schedules specified in Section 2.03 and Section 4.01, all costs related to preparing, obtaining and delivering such other documents as may be required to effect to transfer of the Servicing Rights and Advance Receivables as contemplated hereunder, including, without limitation, such documents required pursuant to RESPA, and all fees (including, without limitation, reasonable attorneys’ fees and expenses) owed to the Investors under the related Third Party Servicing Agreements and incurred in connection with the transactions contemplated hereunder. The Purchaser shall not be responsible for any fees or expenses of any Custodian, Trustee, Securities Insurer or back-up servicer required under any applicable Third Party Servicing Agreement incurred or corresponding to any period prior to the Servicing Transfer Date. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear their own expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, all legal fees related to the negotiations and preparation of this Agreement and all related agreements, and the cost incurred with respect to due diligence investigations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Mortgage Loan Substitutions and Repurchases.

(a) Notwithstanding anything herein or in any Third Party Servicing Agreement to the contrary, in no event shall the Purchaser be required, to the extent applicable, under any Third Party Servicing Agreement to substitute any Mortgage Loan subject to a Third Party Servicing Agreement; provided, that, in the event the Purchaser has the option to repurchase or substitute a Mortgage Loan to satisfy its Recourse Obligations, the Purchaser hereby agrees to repurchase such Mortgage Loan. Any such substitution obligations shall remain solely the obligation of the Seller and its affiliates in accordance with the terms of the related Third Party Servicing Agreement.

(b) Notwithstanding anything herein, in any Third Party Servicing Agreement or in any Investor Guidelines to the contrary, Seller shall reimburse Purchaser and make it whole, in accordance with the reimbursement procedures set forth in the Servicing Transfer Procedures, for any and all amounts required to be paid by Purchaser after the Closing Date to an Investor as an indemnity or repurchase of a Mortgage Loan including as a result of defective origination or a breach of a representation or warranty of the Seller under the applicable Third Party Servicing Agreement and/or the Investor Guidelines, except (i) Purchaser’s repurchase or indemnification obligation regarding a Mortgage Loan in connection with the Recourse Obligations that have been specifically assumed by Purchaser pursuant to Section 2.01(a) of this Agreement and (ii) an indemnity or repurchase of a Mortgage Loan resulting directly from any action taken or omitted to be taken by Purchaser after the Closing Date. In such cases in which Purchaser has repurchased the Mortgage Loan from the Investor, after payment by Seller of any such reimbursement in full, Purchaser shall promptly (as soon as Purchaser receives the related Mortgage Loan Documents from the custodian holding the same) transfer to Seller title to the related Mortgage Loans. In such cases, the reimbursement amount to be paid by Seller to Purchaser shall include an additional amount equal to any Advance Receivable in connection with such Mortgage Loan as of the date the title to such Mortgage Loan is transferred to Seller. Seller and Purchaser shall cooperate in good faith to cure breaches of representations and warranties notified by an Investor in accordance with the Servicing Transfer Procedures. For purposes of this Section 5.01(b), Purchaser shall be deemed to have cooperated in good faith with Seller by following the Servicing Transfer Procedures. Seller’s reimbursement obligation under this Agreement shall not be subject to any defense or claim based on Purchaser’s non-compliance with such procedures unless Seller is actually materially prejudiced by Purchaser’s non-compliance. Nothing in this Section 5.01(b) shall be construed as a limitation or waiver of the indemnity rights of Seller pursuant to Section 5.07(a)(3) of this Agreement.

(c) The Purchaser shall also be entitled to make deductions to the Holdback Amount to the extent provided in Section 2.02(a)(3) in connection with a Tagged Loan identified in Schedule 1.01(a)(82) as subject to holdback.

(d) Except for Seller’s obligation to Purchaser under Section 5.01(c) above, the Purchaser shall not be entitled to any reimbursement by Seller or its affiliates for any amounts paid by the Purchaser in connection with a repurchase of a Mortgage Loan pursuant to a Recourse Obligation under the terms of the Third Party Servicing Agreement that provides for such reimbursement rights.

Section 5.02 Annual Statement as to Compliance.

Each party hereby agrees to cooperate with the other party and any professionals retained by such party with regard to any information or documentation such party may reasonably request in connection with its obligation to provide to the related Trustee and/or depositor an annual statement of compliance in a form required under the related Third Party Servicing Agreement.

Section 5.03 Mortgage Insurance Payments.

For any loss in connection with a Mortgage Loan that should be covered by Mortgage Insurance, (i) if the Seller or any third party engaged by the Seller failed, prior to the Servicing Transfer Date, to file such a claim, (ii) if the claim was filed but is denied because of a servicing error by the Seller or any third party engaged by the Seller prior to the Servicing Transfer Date, or (iii) the Mortgage Insurance is cancelled because of the action or inaction of the Seller or any third party engaged by the Seller prior to the Servicing Transfer Date, then the Seller shall pay to the Purchaser an amount equal to the coverage that would have been available under the Mortgage Insurance for that loss but for the occurrence of (i) through (iii).

Section 5.04 Execution and Delivery of Agreements.

Each party agrees to execute and deliver on or before the Closing Date the Assignment Agreement and any other agreements, certificates, instruments, deeds or other documents necessary to transfer the Servicing Rights to Purchaser and consummate the transactions contemplated in this Agreement.

Section 5.05 Other Covenants of Seller.

(a) Provided the tax bill has been released by the Puerto Rico Municipal Revenue Collection Center prior to the Servicing Transfer Date, Seller shall pay to Purchaser any penalty charges or the amount of any discounts lost as a result of a failure by Seller to pay real property taxes required to be paid or advanced by Seller in connection with the servicing of the Mortgage Loans which are due and payable on or before the Servicing Transfer Date or thirty (30) days subsequent thereto, which are subsequently incurred by Purchaser.

(b) Seller shall be liable for any actual out-of-pocket loss incurred by Purchaser as the result of a casualty loss to any property subject to a Mortgage Loan where the loss occurs either prior to or on the Servicing Transfer Date for such Mortgage Loan, if such loss is the direct result of the expiration of any insurance policy prior to the Servicing Transfer Date or is due to the insufficiency (in accordance with applicable Investor Guidelines) of any such insurance coverage.

(c) Seller shall report the interest payments of the Borrowers under the Mortgage Loans and other related payments and disbursements made during the period prior to the Servicing Transfer Date, during which period Seller serviced or sub-serviced the Mortgage Loans. Seller shall be responsible for providing Purchaser with accurate tax identification numbers on all of the Borrowers (but not with respect to any co-borrowers) of the Mortgage Loans.

Section 5.06 Indemnification by Seller.

(a) The Purchaser hereby agrees to accept the indemnification provisions set forth in each Third Party Servicing Agreement as such provisions relate to the servicing obligations thereunder; provided, however, that in no event such acceptance shall be construed as a limitation or waiver of the indemnification rights that Purchaser may have pursuant to this Agreement or otherwise.

(b) The Seller agrees to indemnify, defend and hold the Purchaser and its present and former directors, officers, employees and agents harmless from any and all Losses such parties may sustain related to:

(1) the Seller’s failure to observe and perform any or all of the Seller’s obligations, covenants and agreements contained in this Agreement or in any Third Party Servicing Agreement (except for the Recourse Obligations assumed by Purchaser);

(2) a breach of any representation or warranty of the Seller set forth in this Agreement;

(3) any claims of any nature arising out of or in connection with any action taken or omitted to be taken by the Seller or its present or former directors, officers, employees or agents, or resulting from any transaction, event, fact or circumstance relating to the Servicing Rights or the transactions contemplated herein and occurring on or prior to the Closing Date;

(4) any missing, incorrect or defective documents delivered to Purchaser hereunder and which is required for the Purchaser to perform its obligations under a Third Party Servicing Agreement;

(5) any Mortgage Loan that has been wrongfully classified in the Mortgage Loan Schedule and results in such Mortgage Loan not being covered by insurance, guaranty or similar coverage as represented by the classification code in the related Mortgage Loan Schedule;

(6) any claim or other litigation, action or proceeding (including, without limitation, any Litigation and any class action involving Seller, a Third Party Servicing Agreement or the Servicing Rights), and any settlement of any claim or other litigation, action or proceeding, in each case arising out of any Third Party Servicing Agreement or the Servicing Rights occurring in whole or in part on or before the Closing Date;

(7) any claim made upon Purchaser by a third party as a result of acts or omissions of Seller, relating to the servicing of the Mortgage Loans by Seller;

(8) any Excluded Mortgage Loan or the servicing thereof by the Seller;

(9) any failure from Seller to reimburse Purchaser under the Recourse Obligation Reimbursement Rights;

(10) any claim from a Person arising out of or in connection with the execution of this Agreement by Purchaser, Seller’s offer to sell the Servicing Rights and Advance Receivables, in whole in part, or the transfer of Servicing Rights and Advance Receivables, in whole or in part, including, without limitation, the Servicing Rights and Advance Receivables related to the Pools owned by FHLMC and GNMA; or

(11) any claim and/or liability arising out of or in connection with any employment practices of Seller (including any severance or other payment required by law to be made by Seller) based on the actions or omissions of Seller, related to any of Seller’s former employees whose employment relationship with Seller ended in connection with or as a result of the transactions contemplated under this Agreement.

(c) All claims made by Purchaser pursuant to this Section 5.06 shall be answered by Seller within a period of sixty (60) days of Seller’s receipt of the claim, or, any lesser period necessary to avoid loss of any defense or counterclaim. Any denial of a claim by Seller shall be notified in writing to Purchaser during the period set forth above, with the reasons for such denial and including sufficient supporting documentation. Moreover, the Purchaser shall give prompt notice to the Seller of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided, however, that the failure by Purchaser to give such notice shall not relieve Seller of its obligations under this Section 5.06 except to the extent that Seller is prejudiced by such failure to give notice. The Seller shall have the right to, and shall at the request of the Purchaser, assume the defense of any such suit, action or proceeding at its own expense. The Seller shall not be liable under this Section 5.06 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

(d) All indemnification obligations under this Agreement shall survive termination of this Agreement until November 30, 2010, except with respect to unresolved claims for indemnification outstanding as of such date in connection with Seller’s indemnification obligation which will survive until such claims are finally resolved. Notwithstanding anything to the contrary contained in this Section 5.06, but subject to the next sentence of this Section 5.06(d), the Purchaser shall not make a claim for indemnification pursuant to clause (b) of this Section 5.06 unless and until its aggregate Losses equal or exceed one hundred thousand dollars ($100,000) (the “Threshold Amount”), whereupon Seller shall be liable and obligated to indemnify the Purchaser for all Losses incurred, including all amounts comprising the Threshold Amount and any excess thereof. After the Threshold Amount has been exceeded, the Purchaser agrees to submit to Seller additional claims for indemnification only to the extent the aggregate amount of such additional claims equal or exceed the Threshold Amount, whereupon Seller shall be liable and obligated to indemnify Purchaser for all Losses incurred, including all amounts comprising the Threshold Amount and any excess thereof. In addition, Seller’s cumulative indemnification obligations under this Section 5.06 shall not exceed Ten Million Dollars ($10,000,000) (the “Cap Amount”). Notwithstanding the foregoing, Seller acknowledges that any claim for indemnification by the Purchaser pursuant to Sections 5.06(b)(8), (9) and (10) shall survive indefinitely after the Closing Date (Section 5.06(b)(10) to survive any termination of this Agreement) and shall not be subject to the Threshold Amount and the Cap Amount. Purchaser acknowledges and agrees that the indemnification provisions in this Section 5.06 shall be the exclusive remedy of Purchaser for the recovery of monetary damages for claims with respect to the transactions contemplated by this Agreement.

(e) Any indemnification to which the Purchaser is entitled under this Section 5.06 as a consequence of any Losses sustained by it (other than indemnification pursuant to Section 5.06(b)(10)) shall first be made as a payment to the Purchaser in accordance with the terms of the Escrow Agreement and, to the extent that the aggregate amount of such payments exceeds the Escrow Amount plus any interest accrued thereon, the Purchaser shall have the right to seek any indemnification to which it is entitled under this Section 5.06. Notwithstanding the foregoing, Purchaser may, at its option, claim directly against Seller for any indemnification to which it may be entitled under Section 5.06(b)(10).

Section 5.07 Indemnification by Purchaser.

(a) The Purchaser agrees to indemnify, defend and hold the Seller and its present and former directors, officers, employees and agents harmless from any and all Losses that such parties may sustain related to:

(1) the Purchaser’s failure to observe and perform any or all Purchaser’s obligations, covenants and agreements contained in this Agreement;

(2) a breach of any representation or warranty of the Purchaser set forth in this Agreement;

(3) any claims made by a Person against Seller related to events, facts or circumstances that occur after the Closing Date in connection with any action taken or omitted to be taken by Purchaser related to the Servicing Rights or with respect to the Mortgage Loans (other than claims described in Section 5.06(b)(10) of this Agreement);

(4) any claims made by an Investor after the Closing Date (including any indemnity or repurchase demand) resulting from Recourse Obligations assumed by Purchaser under this Agreement with respect to the Mortgage Loans; or

(5) any claim and/or liability arising after the execution of this Agreement as a result of any actions or omissions of Purchaser in connection with Purchaser’s employment practices (including the soliciting, recruitment, employment or the end of the employment relationship with Purchaser), related to any former employees of Seller.

(b) All claims made by Seller pursuant to this Section 5.07 shall be answered by Purchaser within a period of sixty (60) days of Purchaser’s receipt of the claim, or, any lesser period necessary to avoid loss of any defense or counterclaim. Any denial of a claim by Purchaser shall be notified in writing to Seller during the period set forth above, with the reasons for such denial and including sufficient supporting documentation. Moreover, the Seller shall give prompt notice to the Purchaser of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided, however, that the failure by Seller to give such notice shall not relieve Purchaser of its obligations under this Section 5.07 except to the extent that Purchaser is prejudiced by such failure to give notice. The Purchaser shall have the right to, and shall at the request of the Seller, assume the defense of any such suit, action or proceeding at its own expense. The Purchaser shall not be liable under this Section 5.07 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

(c) All indemnification obligations under this Agreement shall survive termination of this Agreement until November 30, 2010, except with respect to unresolved claims for indemnification by Seller outstanding as of such date in connection with Purchaser’s indemnification obligation which will survive until such claims are finally resolved. Notwithstanding anything to the contrary contained in this Section 5.07, but subject to the next sentence of this Section 5.07(c), the Seller shall not make a claim for indemnification pursuant to clause (a) of this Section 5.07 unless and until its aggregate Losses equal or exceed the Threshold Amount, whereupon the Purchaser shall be liable and obligated to indemnify the Seller for all Losses incurred, including all amounts comprising the Threshold Amount and any excess thereof. After the Threshold Amount has been exceeded, the Seller agrees to submit to Purchaser additional claims for indemnification only to the extent the aggregate amount of such additional claims equal or exceed the Threshold Amount, whereupon Purchaser shall be liable and obligated to indemnify Seller for all Losses incurred, including all amounts comprising the Threshold Amount and any excess thereof. In addition, Purchaser’s cumulative indemnification obligations under this Section 5.07 shall not exceed the Cap Amount. Notwithstanding the foregoing, Purchaser acknowledges that any claim for indemnification by the Seller pursuant to Section 5.07(a)(4) shall survive indefinitely after the Closing Date (Section 5.07(a)(4) to survive any termination of this Agreement with respect to the Pools transferred) and shall not be subject to the Threshold Amount and the Cap Amount. Seller acknowledges and agrees that the indemnification provisions in this Section 5.07 shall be the exclusive remedy of Seller for the recovery of monetary damages for claims with respect to the transactions contemplated by this Agreement.

Section 5.08 Reserved.

Section 5.09 Copies of Certain Records.

Seller and Purchaser acknowledge that after the Servicing Transfer Date, they may retain documents that relate to the Third Party Servicing Agreements and/or the Servicing Rights and that the other party may need access to such documents. As a result, the parties agree as follows:

(a) After the Closing Date, Seller shall provide Purchaser full access to the Mortgage Files that have not been transferred to Purchaser by Seller as of the applicable Servicing Transfer Date, during normal business hours, and in a manner so as not to interfere with the normal business operations of Seller. Upon Purchaser’s reasonable request, Seller shall also furnish copies to Purchaser of such Mortgage Files that have not been transferred. The foregoing shall not relieve Seller of its obligation to transfer to Purchaser the Mortgage Files as required under the terms of this Agreement.

(b) Purchaser acknowledges that the Seller, as originator, is required by law to maintain copies of certain records relating to the Mortgage Loans. The Purchaser therefore agrees to prepare, at the Seller’s expense, “imaged” copies of such Mortgage Loan records as the Seller may request after the Closing Date, and to deliver, at Seller’s expense, such copies to the Seller within ninety (90) days of receipt of such request, or if a specific record is requested, then as soon as reasonably practicable following receipt of such request.

(c) After the Closing Date, Purchaser also agrees to make available to Seller, at Seller’s expense, copy of those portions of the Mortgage Files that Seller may need to adequately defend any claim by Purchaser pursuant to the covenants to reimburse or indemnify set forth in this Agreement.

(d) Seller agrees to maintain the information provided pursuant to this Section 5.09 confidential and, except with the prior written consent of Purchaser, it shall only use such information for the purposes set forth in this Section 5.09.

(e) Each of Seller and Purchaser shall designate in the Servicing Transfer Procedures one or more employees to serve as points of contact with respect to the requests of information pursuant to this Section 5.09.

Section 5.10 Conduct of Business Pending Closing.

From and after the date of execution of this Agreement and up to the Servicing Transfer Date, the Seller agrees to conduct its servicing operations with respect to the Third Party Servicing Agreements and the related Servicing Rights in accordance with applicable laws, in material compliance with applicable Investor Guidelines and in a manner consistent with Accepted Practices. Furthermore, between the date of this Agreement and the Servicing Transfer Date, the Seller will use its commercially reasonable efforts to maintain and preserve the business organization of the Seller as a going concern, and the Seller’s relationships and goodwill with its customers in connection with the Third Party Servicing Agreements and the Servicing Rights. In furtherance and not in limitation of the foregoing, the Seller further agrees to the following:

(a) Unless previously approved in writing by Purchaser, which approval shall not be unreasonably denied, delayed or conditioned:

(i) The Seller will not approve any modification or amendment to the Articles of Incorporation or By-Laws of the Seller that may affect its ability to consummate the transactions contemplated hereby;

(ii) The Seller will not enter into any transaction or incur or agree to incur any obligation or liability in connection with the Third Party Servicing Agreements and the Servicing Rights (except liabilities incurred and obligations entered into in the ordinary course of business and in a manner consistent with past practice), or sell, mortgage, hypothecate, or in any other manner dispose of or allow liens to be placed on, the Third Party Servicing Agreements or the Servicing Rights; and

(iii) The Seller will not enter into negotiations nor sign any agreement or contract with any Person for the sale of the Servicing Rights.

(b) The Seller will continue to maintain the system of records, controls, and reports currently in place to keep the Purchaser reasonably informed of its activities in connection with the Third Party Servicing Agreements and the Servicing Rights. The Seller will make available to Purchaser those servicing reports it customarily prepares.

(c) The Seller will keep in full force and effect all required licenses and permits to service the Mortgage Loans under the terms of the Third Party Servicing Agreements.

(d) Seller agrees to maintain in effect error and omissions and fidelity insurance coverage, in amounts as required by the Investors, until the transactions contemplated by this Agreement have been consummated in accordance with the terms hereof.

(e) Reserved.

(f) The Seller will keep all required documentation with respect to the Third Party Servicing Agreements and the Servicing Rights in its books, accounts and records, and will follow accounting practices consistent with GAAP.

(g) The Seller will keep all its files with respect to the Mortgage Loans, the Third Party Servicing Agreements and the Servicing Rights, up-to-date and complete in all material respects.

Section 5.11 Litigation Support.

(a) Schedule 5.11(a) sets forth a list of the cases that exist as of the date of this Agreement and as of the Closing Date and that Seller shall, at its sole cost and expense, continue to contest or defend after the Closing Date. Seller shall keep Purchaser informed of the status of such cases. In the event and for so long as Seller is contesting or defending against any case set forth in Schedule 5.11(a), Purchaser will cooperate with it and its counsel in the contest or defense, by making available such personnel, and by providing such testimony and access to their books and records, as shall be necessary in connection with the contest or defense.

(b) So long as Seller is handling any matter pursuant to this Section 5.11(a), Seller will not consent to the entry of any judgment on, or enter into any settlement with respect to, such matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, unless such judgment or settlement involves only the payment of monetary damages by Seller.

(c) If a firm written offer is made to settle a matter being handled by Seller pursuant to this Section 5.11(a) and Purchaser refuses to consent to a settlement Seller proposes to accept, then: (i) Seller shall be excused from, and Purchaser shall be solely responsible for, all further action with respect to such matter, and (ii) the maximum liability of Seller with respect to such matter shall be the amount of the proposed settlement.

(d) The obligation of Seller under this Section 5.11(a) shall expire upon the final settlement or other termination of all cases set forth in Schedule 5.11(a).

ARTICLE VI

TERMINATION

Section 6.01 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the initial Closing Date:

(i) by mutual written consent of the Seller and the Purchaser;

(ii) by the Purchaser, if the Seller or an affiliate of the Seller enters into a binding or non-binding letter of intent or definitive agreement providing for, or otherwise agrees to, the sale, assignment or other transfer of any or all of the Seller’s rights in, to and under the Servicing Rights or the Advance Receivables to a party other than the Purchaser;

(iii) by the Purchaser or by the Seller, if any court of competent jurisdiction in the Commonwealth or United States or any other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining, otherwise prohibiting the purchase of the Servicing Rights or Advance Receivables on the terms and conditions contained herein and such order, decree, ruling or other action shall have become a Final Order;

(iv) by the Purchaser or by the Seller, if the consent or approval of FHLMC or GNMA required to be obtained for the transfer of the Pools for which they are the related Investor has been denied, or if such consent and approval has not otherwise been obtained by the Seller or Purchaser on or prior to November 1, 2008; or

(v) by the Purchaser, if in the course of the due diligence review being conducted with respect to the FHLMC or GNMA Pools, Purchaser obtains information that a Material Adverse Effect has occurred with respect to any such Pool.

(b) In the event of one or more Closing Dates, this Agreement may be terminated with respect to a specific Pool or Pools at any time prior to the Closing Date for such Pool:

(i) by the Purchaser or by the Seller, as applicable, as provided in Section 6.01(a)(i) through (iii);

(ii) by the Purchaser, in the event any condition set forth in Section 2.03 is not satisfied or waived as of the corresponding Closing Date;

(iii) by the Seller, in the event that any condition set forth in Section 2.04 is not satisfied or waived as of the corresponding Closing Date;

(iv) by either party, if there is a material breach by the other party of its obligations hereunder, and such breach is not cured within fifteen (15) Business Days after receipt of written notice from the non-breaching party specifying such breach;

(v) by the Purchaser, in the event the Seller’s rights to service the Mortgage Loans included in the applicable Pool under any Third Party Servicing Agreement are terminated and the Seller does not have the right to sell the related Servicing Rights prior to the corresponding Closing Date;

(vi) by the Purchaser, if in the course of the due diligence review being conducted with respect to such Pool or Pools, Purchaser obtains information that a Material Adverse Effect has occurred with respect to such Pool or Pools; or

(vii) by either party, if the final Closing Date shall not have occurred by December 31, 2008; provided, however, that a party’s right to terminate this Agreement under this clause (vii) shall not be applicable if such party’s failure to fulfill any obligation of, or any condition to be satisfied by, such party hereunder is the cause of or reason for the Closing Date not having occurred by December 31, 2008.

(c) In the event of the termination of this Agreement pursuant to Section 6.01(a) or Section 6.01(b), this Agreement shall become void and have no effect and there shall be no liability on the part of any party hereto or such party’s affiliates, directors, officers, employees, agents or shareholders (except as provided in Section 5.06(d) and Section 5.07(c)), provided, however, that, (1) if this Agreement is terminated because of a breach of this Agreement by the non-terminating party, then the terminating party’s right to pursue all available legal remedies shall survive the termination of this Agreement unimpaired, (2) in the event of a termination of this Agreement by the Purchaser pursuant to Section 6.01(a)(ii), (iii), (iv) or (v) or Section 6.01(b)(ii), (iv), (v) or (vi) or by the Seller pursuant to Section 6.01(a)(iii) or (iv), the Purchaser shall also be entitled to recover from the Seller, upon demand, all of its out-of-pocket costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement (up to Fifty Thousand Dollars ($50,000)) and (3) in the event of a termination of this Agreement by the Seller pursuant to Section 6.01(b)(iv), the Seller shall also be entitled to recover from the Purchaser, upon demand, all of its out-of-pocket costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement (up to Fifty Thousand Dollars ($50,000).

ARTICLE VII

GUARANTY OF SELLER’S OBLIGATIONS

Section 7.01 Guaranty. In the event that Seller fails to comply with any of its obligations hereunder, including, without limitation, Seller’s obligations under Section 5.06 of this Agreement, Guarantor shall jointly and irrevocably assume such obligations and comply with such obligations for the benefit of Purchaser. Moreover, in the event Seller ceases to exist at any time after the Closing Date but at the time Seller has outstanding obligations under this Agreement, including, but not limited to, Seller’s obligations under Section 5.06 of this Agreement, Guarantor shall jointly irrevocable assume such obligations and comply with such obligations for the benefit of Purchaser.

Section 7.02 Representations and Warranties of Guarantor. Guarantor represents and warrants to Purchaser as of the Closing Date as follows:

(a) Guarantor has full power and authority, corporate or otherwise, to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by the Guarantor have been duly and validly authorized by all necessary corporate, shareholder or other action and this Agreement has been duly and validly executed and delivered by Guarantor and is valid and enforceable against Guarantor in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency and similar laws affecting creditor’s rights generally and general principles of equity.

(b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Guarantor of, or compliance by Guarantor with, this Agreement.

(c) Guarantor is a corporation, duly organized and validly existing, under the laws of the Commonwealth. Guarantor has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct its business and activities to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

(d) None of the execution and delivery of this Agreement by Guarantor, the consummation of the transactions contemplated by this Agreement or compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the properties or assets of the Guarantor, any of the terms, conditions or provisions of its charter or by-laws or any similar corporate document of Guarantor or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Guarantor is now a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it.

(e) There are no actions or proceedings pending or, to Guarantor’s knowledge, threatened with respect to Guarantor before any court, administrative agent or other tribunal (i) that might prohibit its entering into this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, or (iii) that might prohibit or materially adversely affect the execution, delivery, validity or enforceability, or the performance by Guarantor of its obligations under, this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Amendment.

This Agreement may be amended from time to time by the parties hereto only by written agreement signed by the all parties hereto.

Section 8.02 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth.

Section 8.03 Intention of the Parties. Pursuant to this Agreement, the Purchaser is purchasing, and the Seller is selling, the Servicing Rights and not a debt instrument of the Seller or any other security. Accordingly, the Seller and the Purchaser shall each treat the transaction for financial reporting purposes as a sale by the Seller, and a purchase by the Purchaser, of the Servicing Rights.

Section 8.04 Execution of Agreement. This Agreement may be executed simultaneously or in any number of counterparts. Each counterpart shall be deemed to be an original, and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 8.05 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed to have been given and received: (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail return receipt requested, postage prepaid five (5) Business Days after deposit in the U.S. Mail; (b) at 5:00 p.m. local time on the Business Day following dispatch if sent by a nationally recognized overnight courier; or (c) upon completion of transmission (which is confirmed by telephone) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice).

If to the Purchaser: Banco Popular de Puerto Rico, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, Attention: Ivan Pagan, Fax: (787) 756-3956; with a copy to: Banco Popular de Puerto Rico, 209 Muñoz Rivera Avenue San Juan, Puerto Rico 00918, Attention: Francisco Pericás, Esq., Fax: (787) 281-4169.

If to the Seller or the Guarantor: Mr. Rolando Rodríguez, Chief Executive Officer, R-G Financial Corporation, 290 Jesús T. Piñero Avenue, San Juan, Puerto Rico 00918, Fax: (787) 766-8175; with a copy to: Norberto Medina, Esq., General Counsel, R-G Financial Corporation, 290 Jesús T. Piñero Avenue, San Juan, Puerto Rico 00918, Fax: (787) 766-6724.

Section 8.06 Exhibits and Schedules.

The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.07 Headings.

Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 8.08 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 8.09 Non-Solicitation Waiver. Seller and Guarantor waive the non-solicitation and hiring of employees prohibition contained in the Confidential Letter Agreement, dated November 16, 2007 (third paragraph of page 5), delivered by Guarantor to the attention of Ivan Pagan Mejia, Senior Vice President – Finance of Popular, Inc., with respect to those employees engaged by Seller in its mortgage servicing unit. The parties agree that the rest of the third paragraph of page 5 herein identified, including, but not limited to, the provisions concerning non-targeted employment advertising limitations, shall remain in full force and effect.

Section 8.10 Costs and Expenses. Each party shall pay its own legal fees and expenses of its attorneys and other agents and representatives, except as specifically provided otherwise herein. All other costs and expenses incurred in connection with the transfer of the Servicing Rights to the Purchaser shall be paid as provided in Section 4.08.

Section 8.11 Entire Agreement, Successors and Assigns.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto and supersedes all rights and prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assignable in whole or in part by the Seller. The Purchaser shall be permitted to assign this Agreement without the prior consent of Seller, to an affiliated entity in connection with the sale of all or substantially all of its assets or a merger or other consolidation transaction with such affiliated entity. This Agreement and any rights, remedies, obligations or liabilities under or by reason of the Agreement shall inure to the benefit of and be binding on the parties hereto or their respective successors and permitted assigns.

Section 8.12 Broker’s Fees and Commissions.

The Seller represents and warrants to the Purchaser that, except for Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., there are no brokers, finders or originators due a fee from Seller in this transaction. The Seller agrees to pay any fees due Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., and hereby indemnifies and agrees to defend and hold the Purchaser harmless from and against any claim, demand, liability, loss or damage arising from any claim made (including reasonable attorneys’ fees and court costs at trial or on appeal) by Sandler O’Neill & Partners, L.P. or Keefe, Bruyette & Woods, Inc. and any other broker, finder, or originator who asserts a claim based upon an engagement by the Seller. Purchaser represents and warrants to Seller that there are no brokers, finders or originators due a fee from Purchaser in this transaction, and hereby indemnifies and agrees to defend and hold the Seller harmless from and against any claim, demand, liability, loss or damage arising from any claim made (including reasonable attorneys’ fees and court costs at trial or on appeal) by any broker, finder, or originator who asserts a claim based upon an engagement by the Purchaser.

Section 8.13 Further Assurances.

Each party shall cooperate with the other to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority, the Investors or any other Person, and to take all such actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions of this Agreement and the transactions contemplated hereunder. Seller and Purchaser will each, at the request of the other, execute and deliver to each other all such other instruments or documents that either may reasonably request in order to perfect the conveyance, transfer, assignment, and delivery to Purchaser of the Servicing Rights conveyed, transferred, assigned, and delivered hereunder.

Section 8.14 Survival.

The representations and warranties set forth in this Agreement shall survive the Closing Date, the assumption and assignment of the Servicing Rights and the Advance Receivables, and payment by the Purchaser to the Seller therefore, until November 30, 2010.

Section 8.15 Reserved.

Section 8.16 No Solicitation.

From the date of execution of this Agreement until November 30, 2010, Seller will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on its behalf, to solicit in any manner whatsoever any Borrower to prepay or refinance a Mortgage Loan nor use or make available the lists of names and addresses of the Borrowers to any third party for any such solicitation or similar purpose, or make available the lists of names and addresses of the Borrowers to any party to make direct mailings to such Borrowers for any such solicitation or similar purpose; provided, however, it is further understood and agreed that promotions undertaken by the Seller which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation nor is the Seller prohibited from responding to unsolicited requests or inquiries made by a Borrower.

Section 8.17 Reserved.

Section 8.18 Public Announcements.

No news release or public announcement pertaining to this Agreement or the transactions contemplated hereby shall be made by or on behalf of Seller or Purchaser without the prior written approval of the other. Notwithstanding the foregoing, nothing herein shall prohibit any party from (i) making any disclosure to its employees or the employees of its affiliates which does not include any material information which has not previously been publicly released in accordance herewith, or (ii) making any disclosure that, in the opinion of its counsel, is required by law or regulation applicable to Seller, Purchaser or their respective affiliates. In the event that a party is required to make any disclosure pursuant to (ii) above, such party shall provide a copy of such disclosure to the other party prior to making such disclosure.

Section 8.19 Bulk Transfer. Each of the parties waives compliance with applicable provisions of bulk sales or similar laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

BANCO POPULAR DE PUERTO RICO
(“Purchaser”)

By:	/s/ Pablo Perez
Name:	Pablo Perez
Title:	Senior Vice President

R&G MORTGAGE CORP.
(“Seller”)

By:	/s/ Steven Velez
Name:	Steven Velez
Title:	President

R&G FINANCIAL CORPORATION
(“Guarantor”)

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	President and Chief Executive Officer

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